                                                                     EXHIBIT 2.4

                            OMEGA DEVELOPMENT, INC.
                                  FORM 10-KSB
                               DECEMBER 31, 1997



              STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

                            STOCK EXCHANGE AGREEMENT

                                      AND

                             PLAN OF REORGANIZATION



                                December 2, 1997

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----
ARTICLE I Exchange of Shares ................................................. 1
   1.1  Exchange ............................................................. 1
   1.2  The Closing .......................................................... 2

ARTICLE II Representations, Warranties, and Agreements of the Transferors..... 2
   2.1  Corporate Organization and Qualification ............................. 3
   2.2  Validity of Transaction .............................................. 3
   2.3  Capitalization ....................................................... 3
   2.4  Directors; Officers .................................................. 4
   2.5  Financial Position; Absence of Undisclosed Liabilities ............... 4
   2.6  Properties ........................................................... 6
   2.7  Material Contracts ................................................... 6
   2.8  Insurance ............................................................ 7
   2.9  Litigation and Claims ................................................ 7
   2.10 Securities Laws Compliance ........................................... 7
   2.11 Tax and Other Liabilities ............................................ 7
   2.12 Finder or Broker ..................................................... 8
   2.13 Conflict of Interest ................................................. 8
   2.14 Employees and Consultants ............................................ 8
   2.15 Business; Compliance with Laws ....................................... 8
   2.16 Non-Competition Agreement ............................................ 8
   2.17 Investment Intent .................................................... 9

ARTICLE III Representations, Warranties, and Agreements of the Acquiror ...... 9
   3.1  Organization ......................................................... 9
   3.2  Validity of Agreement ................................................ 9
   3.3  Investment Intent ....................................................10
   3.4  Finder or Broker .....................................................10
   3.5  Capitalization .......................................................10
   3.6  Directors; Officers ..................................................11
   3.7  Financial Position; Absence of Undisclosed Liabilities ...............11
   3.8  Properties ...........................................................13
   3.9  Material Contracts ...................................................13
   3.10 Insurance ............................................................14
   3.11 Legal Proceedings; Orders ............................................14
   3.12 Securities Laws Compliance ...........................................15
   3.13 Tax and Other Liabilities ............................................15
   3.14 Finder or Broker .....................................................16
   3.15 Conflict of Interest .................................................16
   3.16 Employees and Consultants ............................................16

                                                                            Page
                                                                            ----

   3.17 Business; Compliance with Laws .......................................16
   3.18 Books and Records ....................................................16
   3.19 Accounts Receivable ..................................................17
   3.20 Certain Payments .....................................................17
   3.21 Disclosure ...........................................................17
   3.22 Relationships with Related Persons ...................................18
   3.23 Environmental Matters ................................................18
   3.24 Employee Benefit Plans ...............................................19

ARTICLE IV Covenants of Acquiror Prior to Closing Date .......................19
   4.1  Due Diligence Review .................................................19
   4.2  Operation of the Business of Acquiror ................................19
   4.3  Negative Covenant ....................................................20
   4.4  Required Approvals ...................................................20
   4.5  Notification .........................................................20
   4.6  Payment of Indebtedness by Related Parties ...........................20
   4.7  No Negotiation .......................................................20
   4.8  Best Efforts .........................................................20

ARTICLE V Covenants of Transferors Prior to Closing Date .....................21
   5.1  Approvals of Governmental Bodies .....................................21
   5.2  Best Efforts .........................................................21


ARTICLE VI Conditions Precedent to Transferors' Obligation to Close...........21
   6.1  Accuracy of Representations  .........................................21
   6.2  Acquiror's Performance ...............................................21
   6.3  Consents .............................................................21
   6.4  Additional Documents .................................................22
   6.5  No Proceedings .......................................................22
   6.6  No Claim Regarding Stock Ownership or Sale Proceeds ..................22
   6.7  No Prohibition .......................................................22
   6.8  Consummation of Private Placement ....................................23
   6.9  Registration Rights Agreement ........................................23
   6.10 Adoption of Stock Option Plan ........................................23
   6.11 Recapitalization of Acquiror .........................................23
   6.12 Filing of Tax Returns and SEC Reports ................................23
   6.13 Settlement of Pending Lawsuit ........................................23

ARTICLE VII Conditions Precedent to Acquiror's Obligation to Close............23
   7.1  Accuracy of Representations ..........................................23
   7.2  Transferors' Performance .............................................24

                                                                            Page
                                                                            ----
   7.3 Consents ..............................................................24
   7.4 Additional Documents ..................................................24
   7.5 No Injunction .........................................................24

ARTICLE VIII Termination .....................................................24
   8.1 Termination Events ....................................................24
   8.2 Effect of Termination .................................................25

ARTICLE IX Indemnification and Remedies ......................................25
   9.1 Survival; Right to Indemnity Not Affected by Knowledge ................25
   9.2 Indemnification .......................................................26
   9.3 Time Limitation .......................................................27
   9.4 Limitations on Amount .................................................27
   9.5 Remedies ..............................................................27

ARTICLE X Miscellaneous ......................................................27
   10.1 Communications .......................................................27
   10.2 Amendments and Waivers ...............................................28
   10.3 Delays or Omissions; Waiver ..........................................28
   10.4 Entire Agreement .....................................................29
   10.5 Headings .............................................................29
   10.6 Counterparts; Governing Law ..........................................29
   10.7 Further Actions ......................................................29
   10.8 Expenses .............................................................29
   10.9 Confidentiality ......................................................29

                            INDEX OF DEFINED TERMS
                            ----------------------

                                                                            Page
                                                                            ----
"Accounts Receivable"........................................................17

"Acquiror Material Contracts"................................................14

"Balance Sheets"............................................................. 4

"CERCLA".....................................................................18

"Closing Date"............................................................... 2

"Closing".................................................................... 2

"Code"....................................................................... 1

"Companies".................................................................. 1

"Company".................................................................... 1

"Contemplated Transactions"..................................................14

"Employee Benefit Plans".....................................................19

"ERISA"......................................................................19

"Financial Statements"....................................................... 4

"GAAP".......................................................................11

"Hazardous Substance"........................................................18

"HSI Balance Sheet".......................................................... 4

"HSI Shares"................................................................. 1

"HSI Transferors"............................................................ 2

"HSI"........................................................................ 1

"Indemnitee".................................................................26

                                                                            Page
                                                                            ----
"Indemnitor".................................................................26

"Interim Omega Balance Sheet"................................................11

"Material Contracts"......................................................... 7

"Omega Balance Sheet"........................................................11

"Omega Common Stock"......................................................... 1

"Order"......................................................................15

"Primenergy Balance Sheet"................................................... 4

"Primenergy Shares".......................................................... 2

"Primenergy Transferor"...................................................... 2

"Primenergy"................................................................. 1

"Proceeding".................................................................14

"Related Person".............................................................18

"Transferors' Advisors"......................................................19

              STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT, dated as of December 2, 1997, by and among Don R. Mellott as trustee of the Don R. Mellott Trust UID 22/nd/ day of May, 1995 ("DRM"), Janet K. Mellott as trustee of the Janet K. Mellott Trust UID 22/nd/ day of May, 1995 ("JKM"), Don Hartman Little as trustee of the Don Hartman Little Revocable Living Trust UTA Dated January 16, 1996 ("DHL"), Wanza Lavoyce Little as trustee of the Wanza Lavoyce Little Revocable Living Trust UTA Dated January 16, 1996 ("WLL"), William Alan Jackson ("Jackson"), Seth Anderson ("Anderson"), Darrell
L. Raymond ("Raymond"), and James H. Dorough ("Dorough"), (DRM, JKM, DHL, WLL, Jackson, Anderson, Raymond, and Dorough hereinafter individually a "Transferor" and collectively, the "Transferors") and Omega Development, Inc., a Nevada corporation having offices at 9422 S. College Place, Suite 222, Tulsa Oklahoma 74137 ("Acquiror"). Paul Shapansky ("Shapansky") also joins in this Agreement for the limited purpose set forth in Article IX hereof.

     WHEREAS, DRM, JKM, DHL, WLL, Jackson, Anderson, Raymond and Dorough are the holders of all of the issued and outstanding capital stock of Heater Specialists, Inc. ("HSI"), an Oklahoma corporation with offices at 3171 North Toledo Avenue, Tulsa, Oklahoma 74115, and

     WHEREAS, DRM is the holder of all of the issued and outstanding stock of Primenergy, Inc. ("Primenergy"), an Oklahoma corporation with offices at 3172 North Toledo Avenue, Tulsa, Oklahoma 74115 (HSI and Primenergy are sometimes collectively referred to as the "Companies" and individually as a "Company"), and

     WHEREAS, Acquiror desires to acquire all of the outstanding shares of the capital stock of HSI and Primenergy in exchange for shares of the common stock, par value $.001 per share of Acquiror ("Omega Common Stock"), and Transferors desire to transfer their shares of the capital stock of HSI and Primenergy to Acquiror in exchange for shares of Omega Common Stock in a transaction that qualifies under either Section 351 or Section 368(a)(1)(B), or both, of the Internal Revenue Code of 1986, as amended (the "Code"), as a "tax-free" exchange or reorganization, subject to the terms and conditions and as more fully provided in this Agreement.

     NOW THEREFORE, for and in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                               Exchange of Shares
                               ------------------

     1.1 Exchange.
         --------

          (a) Immediately prior to the execution of this Agreement and the exchange of shares contemplated herein the total issued and outstanding capital stock of HSI was 634.61538 shares of common stock (the "HSI Shares") of which 164.51923 shares representing 25.92425% of the

     HSI Shares were owned by DRM, 164.51923 shares representing 25.92425% of the HSI Shares were owned by JKM, 79.32692 shares representing 12.5% of the HSI Shares were owned by DHL, 79.32692 shares representing 12.5% of the HSI Shares were owned by WLL, 79.32692 shares representing 12.5% of the HSI Shares were owned by Jackson, 25.38462 shares representing 4.0% of the HSI Shares were owned by Anderson, 25.38462 shares representing 4.0% of the HSI Shares were owned by Raymond, and 16.82692 shares representing 2.6515% of the HSI Shares were owned by Dorough. Said persons are herein sometimes referred to as the "HSI Transferors."

          (b) Immediately prior to the execution of this Agreement and the exchange of shares contemplated herein, the total issued and outstanding capital stock of Primenergy was 500 shares of common stock, par value $.01 per share (the "Primenergy Shares"), of which all were owned by DRM who is herein sometimes referred to as the "Primenergy Transferor."

          (c) Subject to and in accordance with the terms and conditions of this Agreement, Transferors shall transfer to and exchange with the Acquiror, and the Acquiror shall acquire from and exchange with the HSI Transferors all 634.61538 shares of common stock of HSI, such shares, having $1.00 par value, representing all of the issued and outstanding HSI Shares in exchange for 6,900,000 shares of Omega Common Stock which shall be allocated among the HSI Transferors in the same percentage amounts corresponding to their previous percentage ownership of the HSI Shares as set forth above .

          (d) Subject to and in accordance with the terms and conditions of this Agreement, DRM shall transfer to and exchange with the Acquiror, and the Acquiror shall acquire from and exchange with the Primenergy Transferor 500 issued and outstanding shares of common stock of Primenergy, such shares representing all of the issued and outstanding Primenergy Shares in exchange for 1,100,000 shares of Omega Common Stock.

          (e) Such 8,000,000 shares of Omega Common Stock to be issued to all of the Transferors pursuant to this Section 1.1 shall constitute at least 88.9% of the entire issued and outstanding number of shares of the Acquiror as of the Closing (as defined below) before taking into account the shares of Omega Common Stock to be issued in the private placement contemplated by
     Section 6.8 of this Agreement.

     1.2 The Closing.  The closing of the exchange of shares (the "Closing")
         -----------
shall take place at the offices of HSI at 3171 N. Toledo, Tulsa, OK on or before 10:00 a.m. local time, January 30, 1998 (the time and date of the Closing being herein referred to as the "Closing Date"). On the Closing Date there shall be delivered to the Acquiror certificates for the HSI Shares and the Primenergy Shares against delivery by the Acquiror of certificates for 8,000,000 shares of the Omega Common Stock.

                                   ARTICLE II

         Representations, Warranties, and Agreements of the Transferors
         --------------------------------------------------------------

     The Transferors represent and warrant to, and agree with, the Acquiror as follows:

     2.1 Corporate Organization and Qualification.  Each of the Companies is a
         ----------------------------------------
corporation duly organized, validly existing, and in good standing under the laws of the state of Oklahoma , and is qualified to transact business and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business, results of operations, financial condition, or prospects of such Company. Each Company, other than as set forth on Schedule 2.1, has no subsidiaries and has no investment, whether by way of
   ------------
ownership of stock or other securities or by loan, advance, or otherwise, in any corporation, partnership, firm, association, or other business entity. Each Company has all required power and authority to own its property and to carry on its business as now conducted.

     2.2 Validity of Transaction.  Transferors have all requisite power and
         -----------------------
authority to execute, deliver, and perform this Agreement and to transfer the HSI Shares and the Primenergy Shares to the Acquiror. This Agreement has been duly authorized, executed, and delivered by Transferors, is the legal, valid, and binding obligation of each Transferor and is enforceable as to the Transferors in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally or as rights to indemnification may be limited by applicable securities laws. Except as to filings which may be required under applicable state securities regulations and as disclosed in Schedule 2.2, no consent,
                                                 ------------
authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or of any court or other tribunal is required for the execution, delivery, or performance of this Agreement by Transferors or the Companies. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any Transferors or either Company is a party, or by which any of their properties or assets are bound, is required for the execution, delivery, or performance by the Transferors of this Agreement, and the execution, delivery, and performance of this Agreement, by the Transferors will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the Certificate of Incorporation or by-laws of either Company, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on the Company or Transferors or to which any of their operations, business, properties, or assets is subject. The HSI Shares and Primenergy Shares are duly authorized, validly issued, fully paid, and nonassessable, have not been issued or transferred in violation of any preemptive right of stockholders, rights of first refusal, options to acquire or otherwise and the Acquiror will have good title to the HSI Shares and Primenergy Shares, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders agreements, proxies, voting agreements and voting trusts (other than any created by the Acquiror).

      2.3 Capitalization.  The authorized capital stock of HSI consists of
          --------------
25,000 shares of Common Stock having a $1.00 par value, and the authorized capital stock of Primenergy consists of 1,000,000 shares of Common Stock having $0.01 par value. All issued and outstanding shares of HSI and Primenergy have been validly issued and are fully paid and nonassessable and have not been issued in violation of any federal or state securities laws. Except as disclosed in Schedule 2.3, there are no outstanding or authorized subscriptions, options,
   ------------
warrants, calls, rights, commitments, or any other
agreements of any character directly or indirectly obligating either Company to issue (i) any additional shares of its capital stock or (ii) any securities convertible into, or exercisable or exchangeable for; or evidencing the right to subscribe for, any shares of its capital stock. Except as disclosed in Schedule
                                                                       --------
2.3, neither Company has adopted or authorized any plan for the benefit of its
---
officers, employees, or directors which require or permit the issuance, sale, purchase, or grant of any shares of the Company's capital stock, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any shares of such Company's capital stock, or any phantom shares or any stock appreciation rights. Neither Company is under any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any shares of its capital stock.

     2.4 Directors; Officers.  A true and correct list of the directors and
         -------------------
officers of HSI and Primenergy, all of whom have been duly and properly elected to the positions set forth opposite their respective names, is attached hereto as Schedule 2.4.
   ------------

     2.5 Financial Position; Absence of Undisclosed Liabilities.
         ------------------------------------------------------

          (a) The Company has delivered to the Acquiror balance sheets of HSI and Primenergy as of September 30, 1996 and December 31, 1996, respectively, and the related income statements and statements of cash flow and accountants' reports for the fiscal year then ended, (hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (including the notes thereto) (i) present fairly the financial condition of the applicable Company as of their respective dates and results of operations and cash flows for their respective periods, (ii) are in accordance with the books and records of the applicable Company (which, in turn, are accurate and complete in all material respects) and (iii) were prepared in accordance with generally accepted accounting principles. The Company has also delivered to the Acquiror balance sheets of HSI and Primenergy as of September 30, 1997 (such balance sheet as of September 30, 1997 shall hereafter be referred to as the "Primenergy Balance Sheet" and the "HSI Balance Sheet," respectively, with both such balance sheets sometimes being collectively referred to as the "Balance Sheets"), and the related income statements for the period then ended.

          (b) As of the date hereof, (i) except as set forth in Schedule 2.5(b)
                                                                ---------------
     and certain fees and expenses of attorneys of the Companies incurred in connection with the transactions herein described, neither Company has any indebtedness or liabilities of any nature (matured or unmatured, fixed or contingent, direct or indirect, as guarantor or in any other capacity) in the aggregate in excess of $25,000 which are not set forth on the Balance Sheet and (ii) all reserves established by the Companies and set forth in the Balance Sheets are adequate for the purposes for which they were established.

          (c) Except as described elsewhere in this Agreement and as set forth on Schedule 2.5(c), since the date of the applicable Balance Sheet:
        ---------------

               (i) neither Company has entered into any contract or transaction which was not in the ordinary course of its business;

               (ii) each Company has operated its business only in the ordinary and usual course consistent with past practice;

               (iii) there has been no material adverse change, either in the single case or in the aggregate, in the business, prospects, operations, or condition (financial or otherwise) of either Company;

               (iv) there has been no damage to, or destruction or loss of, physical property (whether or not covered by insurance) which may have a material adverse effect on the business, prospects, operations, or condition (financial or otherwise) of either Company;

               (v) neither Company has declared or paid any cash dividend or made any distribution on its securities, or redeemed, purchased, or otherwise acquired any of its securities except in a manner and in amounts consistent with prior practice (including, without limitation, the planned distribution to shareholders prior to December 31, 1997 in an amount expected to be required for the Transferors to pay their anticipated liability for federal and state income tax attributable to income of the Companies attributable to them) plus any distribution subsequent to December 31, 1997 if deemed necessary or appropriate by reason of the Company's final tax return results and the Transferors' resultant tax liability;

               (vi) neither Company has increased the compensation of any of its officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of its business;

               (vii) neither Company has received any notice that there has been a loss of, or cancellation of a material order by, any material customer of the Company;

               (viii) there has been no resignation or termination of employment of any officer or key employee of either Company;

               (ix) there has been no borrowing or agreement to borrow by either Company or change in the contingent obligations of such Company by way of guaranty, endorsement, indemnity, warranty, or otherwise or grant of a mortgage or security interest in any properties of such Company;

               (x) there has not been any payment of any obligation or liability other than current liabilities paid in the ordinary course of business; and

               (xi) there has been no sale, assignment or transfer of any tangible asset of either Company except in the ordinary course of business.

     2.6 Properties.
         ----------

          (a) Each Company has (and at the time of Closing, will have) good and, where applicable, marketable title to all properties and assets used in its business or owned by it, free and clear of all liens, leases, mortgages, security interests, pledges, charges, and encumbrances, except (i) as shown on the Balance Sheets, (ii) liens for current taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (iii) such minor imperfections of title and encumbrances and minor liens existing by operation of law, if any, which do not materially interfere with the present use of the properties subject thereto or affected thereby or otherwise materially impair the business operations of the Company, or (iv) as shown on Schedule 2.6(a). All real and other tangible properties and
                 ---------------
     assets owned, leased, or licensed by each Company are in good and usable condition, subject to ordinary wear and tear.

          (b) The real and other properties and assets (including licenses, permits, approvals, and other intangible assets) owned, leased, or licensed by each Company constitute all such properties and assets which are necessary to the business of such Company as presently conducted and as proposed to be conducted.

          (c) Schedule 2.6(c) hereto list all items of real and personal
              ---------------
     property owned by each Company.

     2.7 Material Contracts.  Schedule 2.7-A contains a true and complete list
         ------------------   --------------
of all of the following contracts, agreements, instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral to which either Company is a party or by which any of its assets are bound:

          (a) Employment, consulting, agency or other service agreements (other than employment arrangements terminable at will without liability on the part of the employer or upon payment of no more than applicable statutory or regulatory severance or termination benefits);

          (b) Collective bargaining agreements;

          (c) Contracts or commitments limiting the freedom of the Company to compete in any line of business or in any geographic area with any person;

          (d) Contracts which involve future payments, performance of services or development of assets of an aggregate amount or value in excess of $10,000 or having a term in excess of twelve (12) months from the date of this Agreement;

          (e) Contracts or commitments to sell, lease or otherwise dispose of any assets other than in the ordinary course of business;

          (f) Contracts or commitments of any kind, including royalty agreements or management agreements with any employee, director, officer or stockholder of a Transferor or any affiliate of a Transferor or of any of the foregoing;

          (g) Stock option, warrant or other agreements granting a right to acquire stock;

          (h) Shareholder agreements, buy/sell agreements, voting trust agreements or other agreements affecting the purchase, sale or voting of capital stock; or

          (i) Any other contract which is otherwise material to the business or prospects of the Company (hereinafter referred to collectively as "Material Contracts").

The Companies have furnished the Acquiror true, correct, and complete copies (or where oral, written descriptions) of all Material Contracts, including all amendments, supplements, modifications, and waivers thereto. All Material Contracts are in full force and effect and, except as set forth on
Schedule 2.7-B, the Company which is a party thereto has performed in all
--------------
material respects all of its obligations thereunder. No party to a Material Contract has made a claim to the effect that such Company has failed to perform an obligation thereunder. To the knowledge of each Company, there is no plan, intention, or indication of any contracting party to a Material Contract to which it is a party to cause the termination, cancellation, or modification of such Material Contract or to reduce or otherwise change its activity thereunder so as to affect adversely in any material respect the benefits derived or expected to be derived therefrom by such Company.

     2.8 Insurance.  Each Company has insured by reputable insurers its assets
         ---------
that are of an insurable character against risks of liability, casualty, and fire in adequate and customary amounts. Each Company maintains with such insurers insurance against hazards, risks, and liability to persons and property to the extent and in the manner customary for companies in similar businesses, similarly situated.

     2.9 Litigation and Claims.  Except as set forth on Schedule 2.9, there is
         ---------------------                          ------------
no litigation, arbitration, claim, or other proceeding (formal or informal) or governmental investigation pending or, to the knowledge of either Company, threatened (or any basis therefor known to the Company) with respect to such Company, any of its businesses, properties, or assets, or any of its directors, officers, or employees to the extent such proceeding relates to the business of such Company.

     2.10 Securities Laws Compliance.  Subject to the accuracy of the
          --------------------------
representations and warranties of the Acquiror set forth in Article III hereof, the exchange of the HSI Shares and Primenergy Shares for the Omega Common Stock by and between Acquiror and the Transferors complies with all applicable federal and state securities laws.

     2.11 Tax and Other Liabilities.  All taxes required by law which are
          -------------------------
due and payable by either Company have been paid, all taxes such Company is obligated to withhold from amounts owing to any employee or third party have been withheld, and all tax returns and reports required by law to have been filed by such Company have been duly filed and reflect the amounts due and paid. There are in effect no waivers of applicable statutes of limitations with respect to any taxes, governmental charges, duties, imports, levies, or fees for any year and neither Company has agreed to any extension of time with respect to any tax assessment or deficiency. The Federal income tax returns of each Company have not been and are not now being audited by the Internal Revenue Service for any of such Company's tax periods. No tax liens have been asserted against any of such Company's assets.

     2.12 Finder or Broker.  Neither Transferors nor any person acting on
          ----------------
behalf of Transferors has negotiated with any finder, broker, intermediary, or similar person in connection with the transactions contemplated herein.

     2.13 Conflict of Interest.  Except as set forth on Schedule 2.13 no
          --------------------                          -------------
officer, director, or stockholder of either Company has any interest in any corporation, partnership, or other entity that is engaged in a business which is in competition with that of such Company, is a supplier to such Company, or is a party to any Material Contract.

     2.14 Employees and Consultants.
          -------------------------

          (a) To the knowledge of either Company, no employee or agent of, or consultant to, such Company is in violation of any term of any employment, agency, or consulting contract, or any other contract or agreement with any third party relating to the right of any such employee, agent, or consultant to be employed or engaged by such Company because of the nature of the business conducted or to be conducted by such Company or for any other reason.

          (b) Except as disclosed in Schedule 2.14(b) attached hereto, neither
                                     ----------------
     Company has, or contributes to, any pension, profit-sharing, incentive, or other employee benefit plan (including without limitation any of the type defined in Section 3(3) of the Employee Retirement Income Security Act of
     1974), nor does such Company have any obligation to, or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. Neither Company is indebted to any director, officer, employee, or stockholder, whether by loan, advance, or otherwise nor is any director, officer, employee, or stockholder so indebted to such Company except as disclosed in Schedule 2.14(b) attached
                                                     ---------------
     hereto. Neither Company is a party to or bound by any collective bargaining agreement.

     2.15 Business; Compliance with Laws.  Each Company has all necessary
          ------------------------------
franchises, permits, licenses, authorizations and other rights and privileges necessary to permit it to own its property and to conduct its business as currently conducted. All such franchises, permits, licenses, and authorizations are in full force and effect. Neither Company is in violation of any law, statute, or regulation which may have a materially adverse impact on the business or prospects of such Company, nor is such Company in violation of any judgment, injunction, order or decree relevant to its securities, the ownership of its properties, or the carrying on of its business,

     2.16 Non-Competition Agreement.  In consideration of the sale of each
          -------------------------
Company and its goodwill hereunder and in order to induce Acquiror to enter into and perform this Agreement, except as provided in Schedule 2.16, each Transferor agrees that so long as each Transferor is employed by the Acquiror or is not employed by reason of his voluntary resignation or of being terminated "for cause" pursuant to his employment agreement with Acquiror, it shall not, and shall not permit or suffer any of its affiliates, to compete directly or indirectly with such Company or the Acquiror in the business of such Company within the continental United States for a period of five years from the Closing Date. If this non-competition agreement exceeds the time, geographic or other limitation permitted by applicable law, it shall be deemed reformed to the maximum extent permitted by applicable law.

     2.17 Investment Intent.  Each Transferor is acquiring the shares of
          -----------------
Omega Stock to which he or she is entitled hereunder for his or her own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act. Each Transferor understands that the offer and sale of the Omega Common Stock have not been registered under the Securities Act or qualified under applicable state securities laws and that the shares of Omega Common Stock are being offered and exchanged with such Transferor pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this Section 2.17 are given with the intention that Acquiror may rely thereon for purposes of claiming such exemptions. Each Transferor understands that he or she must bear the economic risk of its investment in Acquiror for an indefinite period of time, as the shares of Omega Common Stock cannot be sold unless subsequently registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualification is available.

                                  ARTICLE III

          Representations, Warranties, and Agreements of the Acquiror
          -----------------------------------------------------------

     The Acquiror represents and warrants to, and agrees with, Transferors, and each of them, as follows:

     3.1 Organization.  Acquiror is duly organized under the laws of the state
         ------------
of Nevada and has full power and authority to enter into this Agreement and to consummate the transactions set forth herein, and is qualified to transact business and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business, results of operations, financial condition, or prospects of Acquiror. Acquiror, other than as set forth on
Schedule 3.1, has no subsidiaries and has no investment, whether by way of
------------
ownership of stock or other securities or by loan, advance, or otherwise, in any corporation, partnership, firm, association, or other business entity. Acquiror has all required power and authority to own its property and to carry on its business as now conducted. Each subsidiary of Acquiror is duly organized under the laws of the state of its incorporation and is qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business makes such qualification necessary.

     3.2 Validity of Agreement.  All necessary proceedings to authorize the
         ---------------------
execution, delivery, and performance of this Agreement by Acquiror have been duly taken or will be duly taken prior to Closing. This Agreement has been duly authorized, executed, and delivered by Acquiror, is the legal, valid, and binding obligation of Acquiror and is enforceable as to the Acquiror in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally or as rights to indemnification may be limited by applicable securities laws. Except as to filings which may be required under applicable state securities regulations, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or of any court or other tribunal is required for the execution, delivery, or performance of this Agreement by Acquiror. Except as disclosed in Schedule 3.2,
                                                                  ------------
no consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Acquiror is a party, or by which any of its properties or assets are bound, is required for the execution, delivery, or performance by Acquiror of this Agreement, and the execution, delivery, and performance of this Agreement, by Acquiror will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the Certificate of Incorporation or by-laws of Acquiror, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Acquiror or to which any of its operations, business, properties, or assets is subject. The outstanding shares of Omega Common Stock are duly authorized, validly issued, fully paid, and nonassessable, have not been issued or transferred in violation of any preemptive right of stockholders, rights of first refusal, options to acquire or otherwise and the Transferors will have good title to the Omega Common Stock received upon consummation of the transactions contemplated hereby, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders agreements, proxies, voting agreements and voting trusts (other than any created by the Transferors).

     3.3 Investment Intent.  Acquiror is acquiring the HSI Shares and
         -----------------
Primenergy Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act. Acquiror understands that the HSI Shares and Primenergy Shares have not been registered for sale under the Securities Act or qualified under applicable state securities laws and that the HSI Shares and Primenergy Shares are being offered and exchanged with Acquiror pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this Article III are given with the intention that Transferors and the Company may rely thereon for purposes of claiming such exemptions. Acquiror understands that it must bear the economic risk of its investment in the Company for an indefinite period of time, as the HSI Shares and Primenergy Shares cannot be sold unless subsequently registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualification is available. Acquiror acknowledges that no public market for the securities of HSI and/or Primenergy presently exists and none may develop in the future.

     3.4 Finder or Broker.  Neither Acquiror nor any person acting on behalf of
         ----------------
such Acquiror has negotiated with any finder, broker, intermediary, or similar person in connection with the transactions contemplated herein.

     3.5 Capitalization.  The authorized capital stock of Acquiror consists of
         --------------
(i) 25,000,000 shares of Omega Common Stock having a par value of $.001 per share, of which there are a total of 15,000,000 shares issued and outstanding, no shares reserved for issuance and no shares held by Acquiror as treasury shares, and (ii) 5,000,000 shares of preferred stock having a par value of $1.00 per share, of which there are no shares issued and outstanding, no shares reserved for issuance and no shares held by Acquiror as treasury shares . All issued and outstanding shares of Acquiror have been validly issued and are fully paid and nonassessable and have not been issued in violation of any federal or state securities laws. Except as disclosed in Schedule 3.5, there are no
                                              ------------
outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating Acquiror to issue (i) any additional shares of its capital stock or
(ii) any securities convertible
into, or exercisable or exchangeable for; or evidencing the right to subscribe for, any shares of its capital stock. Except as disclosed in Schedule 3.5,
                                                             ------------
Acquiror has not adopted or authorized any plan for the benefit of its officers, employees, or directors which require or permit the issuance, sale, purchase, or grant of any shares of Acquiror's capital stock, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any shares of Acquiror's capital stock, or any phantom shares or any stock appreciation rights. Acquiror is not under any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any shares of its capital stock.

     3.6 Directors; Officers.  A true and correct list of the directors and
         -------------------
officers of Acquiror, all of whom have been duly and properly elected to the positions set forth opposite their respective names, is attached hereto as
Schedule 3.6.
------------

     3.7 Financial Position; Absence of Undisclosed Liabilities.
         ------------------------------------------------------

          (a) Acquiror has delivered (or, in the case of items (b) and (c), will deliver prior to Closing) to the Transferors: (a) consolidated balance sheets of Acquiror as at December 31 in each of the years 1993 through 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the reports thereon of Arthur Andersen, LLP (for years 1993 and 1994) and Ernst & Young, LLP (for 1995), independent certified public accountants, (b) a consolidated balance sheet of Acquiror as at December 31, 1996 (including the notes thereto, the "Omega Balance Sheet") and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Ernst & Young, LLP, independent certified public accountants, and (c) an unaudited consolidated balance sheet of Acquiror as at September 30, 1997 (the "Interim Omega Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the nine months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Acquiror as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted United States accounting principles, applied on a consistent basis with prior periods ("GAAP"), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Omega Balance Sheet); the financial statements referred to in this Section 3.7(a) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Acquiror.

          (b) As of the date hereof, (i) except as set forth in Schedule 3.7(b)
                                                                ---------------
     and certain fees and expenses of attorneys of Acquiror incurred in connection with the transactions herein described, Acquiror has no indebtedness or liabilities of any nature (matured or unmatured, fixed or contingent, direct or indirect, as guarantor or in any other capacity) in the aggregate in excess of $5,000 which are not set forth on the Omega Balance Sheet and (ii) all reserves established by Acquiror and set forth in the Omega Balance Sheets are adequate for the purposes for which they were established.

          (c) Except as described elsewhere in this Agreement and as set forth on Schedule 3.7(c), since the date of the Omega Balance Sheet:
        ---------------

               (i) Acquiror has not entered into any contract or transaction which was not in the ordinary course of its business;

               (ii) Acquiror has operated its business only in the ordinary and usual course consistent with past practice;

               (iii) there has been no material adverse change, either in the single case or in the aggregate, in the business, prospects, operations, or condition (financial or otherwise) of Acquiror;

               (iv) there has been no damage to, or destruction or loss of, physical property (whether or not covered by insurance) which may have a material adverse effect on the business, prospects, operations, or condition (financial or otherwise), of Acquiror;

               (v) Acquiror has not declared or paid any cash dividend or made any distribution on its securities, or redeemed, purchased, or otherwise acquired any of its securities;

               (vi) Acquiror has not increased the compensation of any of its officers, or the rate of pay of its employees as a group;

               (vii) Acquiror has not received any notice that there has been a loss of, or cancellation of a material order by, any material customer;

               (viii) there has been no resignation or termination of employment of any officer or key employee of Acquiror;

               (ix) there has been no borrowing or agreement to borrow by Acquiror or in the contingent obligations of Acquiror by way of guaranty, endorsement, indemnity, warranty, or otherwise or grant of a mortgage or security interest in any properties of Acquiror;

               (x) there has not been any payment of any obligation or liability other than current liabilities paid in the ordinary course of business; and

               (xi) there has been no sale, assignment or transfer of any tangible asset of Acquiror except in the ordinary course of business.

          (d) The subsidiary of Acquiror has no assets, liabilities, employees, obligations, or commitments and is not engaged in the active conduct of any business or operations of any sort.

     3.8 Properties.
         ----------

          (a) Acquiror has good and, where applicable, marketable title to all properties and assets used in its business or owned by it, free and clear of all liens, leases, mortgages, security interests, pledges, charges, and encumbrances, except (i) as shown on the Financial Statements, (ii) liens for current taxes and assessments not yet due or being contested in good faith by appropriate proceedings, (iii) such minor imperfections of title and encumbrances and minor liens existing by operation of law, if any, which do not materially interfere with the present use of the properties subject thereto or affected thereby or otherwise materially impair the business operations of Acquiror, or (iv) as shown on Schedule 3.8(a). All
                                                          ---------------
     real and other tangible properties and assets owned, leased, or licensed by Acquiror are in good and usable condition, subject to ordinary wear and tear.

          (b) The real and other properties and assets (including licenses, permits, approvals, and other intangible assets) owned, leased, or licensed by Acquiror constitute all such properties and assets which are necessary to the business of Acquiror as presently conducted and as proposed to be conducted.

          (c) Schedule 3.8(c) hereto list all items of real and personal
              ---------------
     property owned by Acquiror.

     3.9 Material Contracts.  Schedule 3.9-A contains a true and complete list
         ------------------   --------------
of all of the following contracts, agreements, instruments, leases, licenses, arrangements, or undertakings of any nature, written or oral to which Acquiror is a party or by which any of its assets are bound:

          (a) Employment, consulting, agency or other service agreements (other than employment arrangements terminable at will without liability on the part of the employer or upon payment of no more than applicable statutory or regulatory severance or termination benefits);

          (b) Collective bargaining agreements;

          (c) Contracts or commitments limiting the freedom of Acquiror to compete in any line of business or in any geographic area with any person;

          (d) Contracts which involve future payments, performance of services or development of assets of an aggregate amount or value in excess of $5,000 or having a term in excess of twelve (12) months from the date of this Agreement;

          (e) Contracts or commitments to sell, lease or otherwise dispose of any assets other than in the ordinary course of business;

          (f) Contracts or commitments of any kind, including royalty agreements or management agreements with any employee, director, officer or stockholder of Acquiror or any affiliate of Acquiror, or of any of the foregoing;

          (g) Stock option, warrant or other agreements granting a right to acquire stock;

          (h) Shareholder agreements, buy/sell agreements, voting trust agreements or other agreements affecting the purchase, sale or voting of capital stock; or

          (i) Any other contract which is otherwise material to the business or prospects of Acquiror (hereinafter referred to collectively as "Acquiror Material Contracts").

Acquiror has furnished the Transferors true, correct, and complete copies (or where oral, written descriptions) of all Material Contracts, including all amendments, supplements, modifications, and waivers thereto. All Acquiror Material Contracts are in full force and effect and, except as set forth on
Schedule 3.9-B, Acquiror thereto has performed in all material respects all of
--------------
its obligations thereunder. No party to an Acquiror Material Contract has made a claim to the effect that Acquiror has failed to perform an obligation thereunder. To the knowledge of Acquiror, there is no plan, intention, or indication of any contracting party to an Acquiror Material Contract to cause the termination, cancellation, or modification of such Acquiror Material Contract or to reduce or otherwise change its activity thereunder so as to affect adversely in any material respect the benefits derived or expected to be derived therefrom by Acquiror.

     3.10 Insurance.  Acquiror has insured by reputable insurers its assets
          ---------
that are of an insurable character against risks of liability, casualty, and fire in adequate and customary amounts. Acquiror maintains with such insurers insurance against hazards, risks, and liability to persons and property to the extent and in the manner customary for companies in similar businesses, similarly situated.

     3.11 Legal Proceedings; Orders.
          -------------------------

          (a) Except as set forth in Schedule 3.11, there is no pending action,
                                     -------------
     arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator ("Proceeding");

               (i) that has been commenced by or against Acquiror or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Acquiror; or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby (the "Contemplated Transactions").

     To the best knowledge of Acquiror, (1) no such Proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Acquiror has delivered to Transferors copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.11. The Proceedings listed in Schedule 3.11 will not
               -------------                            -------------
     have a material adverse effect on the business, operations, assets, condition, or prospects of Acquiror.

          (b) Except as set forth in Schedule 3.11(b):
                                     ----------------

               (i) there is no award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator ("Order") to which Acquiror or any of the assets owned or used by Acquiror is subject; and

               (ii) no officer, director, agent, or employee of Acquiror is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Acquiror.

          (c) Except as set forth in Schedule 3.11(c):
                                     ----------------

               (i) Acquiror is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

               (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Acquiror, or any of the assets owned or used by Acquiror, is subject; and

               (iii) Acquiror has not received, at any time since January 1, 1995, any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Acquiror, or any of the assets owned or used by Acquiror, is or has been subject.

     3.12 Securities Laws Compliance.  Subject to the accuracy of the
          --------------------------
representations and warranties of the Transferors set forth in Article II hereof, the exchange of the HSI Shares and Primenergy Shares for the Omega Common Stock by and between Acquiror and the Transferors complies with all applicable federal and state securities laws.

     3.13 Tax and Other Liabilities.  All taxes required by law which are
          -------------------------
due and payable by Acquiror have been paid, all taxes Acquiror is obligated to withhold from amounts owing to any employee or third party have been withheld, and, except as disclosed in Schedule 3.13, all tax returns and reports required
                            -------------
by law to have been filed by Acquiror have been duly filed and reflect the amounts due and paid. The provision for taxes on the Omega Balance Sheet is sufficient for the payment of all accrued and unpaid federal, state, county, local, and other taxes of every kind of Acquiror, whether or not assessed or disputed as of the date of the Omega Balance Sheet. There are in effect no waivers of applicable statutes of limitations with respect to any taxes, governmental charges, duties, imports, levies, or fees for any year and Acquiror has not agreed to any extension of time with respect to any tax assessment or deficiency. The Federal income tax returns of Acquiror have not been and are not now being audited by the Internal Revenue Service for any of Acquiror's tax periods. No tax liens have been asserted against any of Acquiror's assets and any potential assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefore, except as set forth on Schedule 3.13.
                                                         -------------

     3.14 Finder or Broker.  Neither Acquiror nor any person acting on
          ----------------
behalf of Acquiror has negotiated with any finder, broker, intermediary, or similar person in connection with the transactions contemplated herein.

     3.15 Conflict of Interest.  Except as set forth on Schedule 3.15 no
          --------------------                          -------------
officer, director, or stockholder of Acquiror has any interest in any corporation, partnership, or other entity that is engaged in a business which is in competition with that of Acquiror, is a supplier to Acquiror, or is a party to any Acquiror Material Contract.

     3.16 Employees and Consultants.
          -------------------------

          (a) To the knowledge of Acquiror, no employee or agent of, or consultant to, Acquiror is in violation of any term of any employment, agency, or consulting contract, or any other contract or agreement with any third party relating to the right of any such employee, agent, or consultant to be employed or engaged by Acquiror because of the nature of the business conducted or to be conducted by Acquiror or for any other reason.

          (b) Except as disclosed in Schedule 3.16(b) attached hereto, Acquiror
                                     ----------------
     has no, and does not contribute to, any pension, profit-sharing, incentive, or other employee benefit plan (including without limitation any of the type defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), nor does Acquiror have any obligation to, or customary arrangement with employees for bonuses incentive compensation vacations, severance pay, insurance, or other benefits. Acquiror is not indebted to any director, officer, employee, or stockholder, whether by loan, advance, or otherwise nor is any director, officer, employee, or stockholder so indebted to Acquiror, except as disclosed in Schedule 3.16(b) attached
                                                  ---------------
     hereto. Acquiror is not a party to or bound by any collective bargaining agreement.

     3.17 Business; Compliance with Laws.  Acquiror has all necessary
          ------------------------------
franchises, permits, licenses, authorizations and other rights and privileges necessary to permit it to own its property and to conduct its business as currently conducted. All such franchises, permits, licenses, and authorizations are in full force and effect. Acquiror is not in violation of any law, statute, or regulation which may have a materially adverse impact on the business or prospects of Acquiror nor is Acquiror in violation of any judgment, injunction, order or decree relevant to its securities, the ownership of its properties, or the carrying on of its business.

     3.18 Books and Records.  The books of account, minute books, stock
          -----------------
record books, and other records of Acquiror, all of which have been made available to Transferors, are complete and correct and have been maintained in accordance with sound business practices and the requirements of

Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, including the maintenance of an adequate system of internal controls. The minute books of Acquiror contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Acquiror, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

     3.19 Accounts Receivable.  All accounts receivable of Acquiror that
          -------------------
are reflected on the Omega Balance Sheet or the Interim Omega Balance Sheet or on the accounting records of Acquiror as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Omega Balance Sheet or the Interim Omega Balance Sheet or on the accounting records of Acquiror as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Omega Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.19 contains a complete and accurate list of all Accounts
             -------------
Receivable as of the date of the Interim Omega Balance Sheet, which list sets forth the aging of such Accounts Receivable.

     3.20 Certain Payments.  Since January 1, 1995, neither Acquiror nor
          ----------------
any director, officer, agent, or employee of Acquiror or any other person associated with or acting for or on behalf of Acquiror, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Acquiror any affiliate of Acquiror, or (iv) in violation of any laws, rules, regulations, or Orders, (b) established or maintained any fund or asset that has not been recorded in the books and records of Acquiror.

     3.21 Disclosure.
          ----------

          (a) No representation, warranty or statement of Acquiror in this Agreement, including the Schedules hereto, omits to state a material fact
                              ---------
     necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) No notice given pursuant to Section 4.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

          (c) There is no fact known to Acquiror that has specific application to Acquiror (other than general economic or industry conditions) and that materially adversely affects or, as far as either Acquiror can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Acquiror that has not been set forth in this Agreement.

     3.22 Relationships with Related Persons.  No affiliate or other
          ----------------------------------
related person of Acquiror ("Related Person") has, or since the first day of the next to last completed fiscal year of Acquiror, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to Acquiror's business. No Related Person is, or since the first day of the next to last completed fiscal year of Acquiror has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a person that has had business dealings or a material financial interest in any transaction with Acquiror. No Related Person is a party to any contract with, or has any claim or right against, Acquiror. For purposes of this Section 3.22, a "Related Person" of Acquiror means (a) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with Acquiror;
(b) any person that holds a material interest in such specified person; (c) each person that serves as a director, officer, partner, executor, or trustee of Acquiror (or in a similar capacity); (d) any person in which such specified person holds a material interest; (e) any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c). Such definition also includes any member of the immediate family of any of the persons specified herein. Also for purposes of this Agreement, the term "person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

     3.23 Environmental Matters.  In addition to and without limiting the
          ---------------------
generality or breadth of any of the other representations and warranties of Acquiror in this Article III, (i) Acquiror has obtained all licenses, permits, registrations and other authorizations that are required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S) 9601 et seq.) ("CERCLA"), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. (S) 6901 et seq.), the Toxic Substances Control Act (42 U.S.C. (S) 2601 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Clean Water Act (33 U.S.C. (S) 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. (S) 300(f) et seq.), and duties or requirements arising out of common law (collectively "Environmental Laws"); (ii) Acquiror is in compliance with all Environmental Laws and with all such licenses, permits, registrations and authorizations and has not violated any of the foregoing; (iii) none of Acquiror's operations is or has been subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iv) none of Acquiror's operations is on the "CERCLIS" list of hazardous waste sites or the "National Priorities List" of the U.S. Environmental Protection Agency, or any similar state list, or the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous substance (as defined by 42 U.S.C. (S) 9106(14)), petroleum or any other contaminant (hereafter referred to as a "Hazardous Substance"); (v) Acquiror has no contingent or actual liability in connection with any release of any Hazardous Substance into the environment; (vi) Acquiror has not performed or suffered any act and knows of no condition that could give rise to liability to any person (governmental or not) under CERCLA or any other Environmental Laws, nor has Acquiror received notice of any such liability or any claim therefor or submitted notice pursuant to
Section 103 of CERCLA to any governmental or regulatory agency; and (vii) no Hazardous Substance is present or has been released, discharged, placed, dumped or otherwise come to be located on, at, beneath or near any of the assets or properties of Acquiror or any surface waters or groundwater thereon or thereunder. Acquiror has a Phase I environmental review report that has been prepared with respect to each real property owned by Acquiror at any time and a copy of each such report has been provided to Transferors.

     3.24 Employee Benefit Plans.  Acquiror has no director, officer and
          ----------------------
employee retirement, welfare or other benefit plans, agreements, practices, programs, or arrangements ("Employee Benefit Plans") of any sort. Specifically, and without limiting the generality of the foregoing, Acquiror has no Employee Benefit Plan (whether or not set forth in a written document) covering any employee, director or consultant of Acquiror or any subsidiary thereof, which is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code or is intended to be qualified under
Section 401(a) of the Code.

                                   ARTICLE IV

                  Covenants of Acquiror Prior to Closing Date
                  -------------------------------------------

     4.1 Due Diligence Review.  Between the date of this Agreement and the
         --------------------
Closing Date, Acquiror will (a) afford Transferors and their representatives and prospective lenders and investors and their representatives (collectively, "Transferors' Advisors") full and free access to Acquiror's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Transferors and Transferors' Advisors with copies of all such contracts, books and records, and other existing documents and data as Transferors may reasonably request, and (c) furnish Transferors and Transferors' Advisors with such additional financial, operating, and other data and information as Transferors may reasonably request.

     4.2 Operation of the Business of Acquiror.  Between the date of this
         -------------------------------------
Agreement and the Closing Date, Acquiror will:

          (a) conduct its business only in the ordinary course of business;

          (b) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Acquiror;

          (c) confer with Transferors concerning operational matters of a material nature; and

          (d) otherwise report periodically to Transferors concerning the status of the business, operations, and finances of Acquiror.

     4.3 Negative Covenant.  Except as otherwise expressly permitted by this
         -----------------
Agreement, between the date of this Agreement and the Closing Date, Acquiror will not, without the prior consent of Transferors, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.7(c) is likely to occur.

     4.4 Required Approvals.  As promptly as practicable after the date of this
         ------------------
Agreement, Acquiror will make all filings required to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Acquiror will (a) cooperate with Transferors, HSI and Primenergy with respect to all filings that Transferors elect to make or is required to make in connection with the Contemplated Transactions, and (b) cooperate with Transferors in obtaining all consents identified in Schedule 2.2.
                                                                   ------------

     4.5 Notification.  Between the date of this Agreement and the Closing
         ------------
Date, Acquiror will promptly notify Transferors in writing if Acquiror becomes aware of any fact or condition that causes or constitutes a breach of any of Acquiror's representations and warranties as of the date of this Agreement, or if Acquiror becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if this Agreement were dated the date of the
                  ---------
occurrence or discovery of any such fact or condition, Acquiror will promptly deliver to Transferors a supplement to the Schedules specifying such change.
                                           ---------
During the same period, Acquiror will promptly notify Transferors of the occurrence of any breach of any covenant of Acquiror in this Article IV or of the occurrence of any event that may make the satisfaction of the conditions in
Article VI impossible or unlikely.

     4.6 Payment of Indebtedness by Related Parties.  Except as expressly
         ------------------------------------------
provided in this Agreement, Acquiror will cause all indebtedness owed to it by any Related Person to be paid in full prior to Closing.

     4.7 No Negotiation.  Until such time, if any, as this Agreement is
         --------------
terminated pursuant to Article VIII, Acquiror will not, and will cause each of its representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Transferors) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of Acquiror or any of the capital stock of Acquiror or any merger, consolidation, business combination, or similar transaction involving Acquiror.

     4.8 Best Efforts.  Between the date of this Agreement and the Closing
         ------------
Date, Acquiror will take all corporate action that may be necessary and otherwise use its best efforts to cause the conditions in Article VI to be satisfied.

                                   ARTICLE V

                Covenants of Transferors  Prior to Closing Date
                -----------------------------------------------

     5.1 Approvals of Governmental Bodies.  As promptly as practicable after
         --------------------------------
the date of this Agreement, Transferors will, and will cause HSI and Primenergy to, make all filings required to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Transferors will, and will cause each Company to, (i) cooperate with Acquiror with respect to all filings that Acquiror is required to make in connection with the Contemplated Transactions, and (ii) cooperate with Acquiror in obtaining all consents identified in Schedule 3.2; provided that this Agreement will not
                       ------------
require either Company to dispose of or make any change in any portion of its business or to incur any other burden to obtain a governmental authorization.

     5.2 Best Efforts.  Except as set forth in the proviso to Section 5.1,
         ------------
between the date of this Agreement and the Closing Date, Transferors will use their best efforts to cause the conditions in Article VII to be satisfied.

                                   ARTICLE VI

            Conditions Precedent to Transferors' Obligation to Close
            --------------------------------------------------------

     Transferors' obligations to exchange their HSI Shares and Primenergy Shares for Omega Common Stock and to take the other actions required to be taken by Transferor at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Transferor, in whole or in part):

     6.1 Accuracy of Representations.  All of Acquiror's representations and
         ---------------------------
warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.
                                                             ---------

     6.2 Acquiror's Performance.
         ----------------------

          (a) All of the covenants and obligations that Acquiror is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects. Without limiting the generality of the foregoing, Transferors shall have received the financial statements of Acquiror referred to in items (b) and (c) of Section 3.7(a) and there shall be, in the sole and exclusive judgment of Transferors, no unacceptable disclosures thereon or facts revealed thereby.

          (b) Each document required to be delivered pursuant to Section 6.4 must have been delivered, and each of the other covenants and obligations in Article IV must have been performed and complied with in all respects.

     6.3 Consents.  Each of the Consents identified in Schedule 3.2, must have
         --------                                      ------------
been obtained and must be in full force and effect.

     6.4 Additional Documents.  Each of the following documents must have been
         --------------------
delivered to Transferor:

          (a) an opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, dated the Closing Date, covering such matters as Transferors and their counsel shall reasonably request;

          (b) Each of the directors and officers of Acquiror serving immediately prior to Closing shall submit the following:

               (i) their resignations from all positions with the Acquiror effective as of the Closing;

               (ii) the directors shall submit a written consent to action electing the persons designated on Schedule 6.4(b)(ii) as directors of
                                             -------------------
          Acquiror effective upon the Closing and the effectiveness of the resignations of the currently serving directors; and

               (iii)  Releases in the form attached hereto as Exhibit 6.4(b).
                                                              --------------

          (c) such other documents as Transferors may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
     Section 7.4(a), (ii) evidencing the accuracy of any of Acquiror's representations and warranties, (iii) evidencing the performance by Acquiror of, or the compliance by Acquiror with, any covenant or obligation required to be performed or complied with by it, (iv) evidencing the satisfaction of any condition referred to in this Article VI, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     6.5 No Proceedings.  Since the date of this Agreement, there must not have
         --------------
been commenced or threatened against Transferors, or against any person affiliated with any Transferor, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     6.6 No Claim Regarding Stock Ownership or Sale Proceeds.  There must not
         ---------------------------------------------------
have been made or threatened by any person any claim asserting that such person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, Acquiror, or (b) is entitled to all or any portion of the HSI Shares or Primenergy Shares being exchanged for the Omega Common Stock.

     6.7 No Prohibition.  Neither the consummation nor the performance of any
         --------------
of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause any Transferor or any person affiliated with any Transferor to suffer any material adverse consequence under, (a) any applicable legal requirement or order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any governmental body.

     6.8 Consummation of Private Placement.  Acquiror shall have arranged a
         ---------------------------------
private placement of shares of Omega Common Stock to a limited number of accredited investors pursuant to which Acquiror will raise a minimum of U.S.$3,000,000 for a maximum of 1,000,000 shares of Omega Common Stock (which shares shall represent not more than 10% of the total shares of Omega Common Stock outstanding after taking into account the shares of Omega Common Stock outstanding (i) prior to Closing, plus (ii) after taking into account the shares to be issued upon Closing pursuant to this Agreement). Such private placement shall be consummated either prior to Closing or contemporaneously with the Closing of the transactions contemplated hereby.

     6.9 Registration Rights Agreement.  The Transferors and Acquiror shall
         -----------------------------
have entered a Registration Rights Agreement in the form attached hereto as
Exhibit 6.9.
-----------

     6.10 Adoption of Stock Option Plan.  Acquiror shall have adopted and
          -----------------------------
its shareholders shall have approved a stock option plan in substantially the form of Exhibit 6.10 pursuant to which the options granted to certain officers
        ------------
and employees of Primenergy shall be replaced by options to acquire shares of Omega Common Stock.

     6.11 Recapitalization of Acquiror.  Acquiror shall have completed all
          ----------------------------
corporate action necessary to consummate a recapitalization which will effect a reverse stock split whereby each holder of outstanding shares of Omega Common Stock will receive one share of newly issued stock for each 15 shares held immediately prior to the consummation of such recapitalization. After such recapitalization, there will be issued and outstanding a total of not more than 1,000,000 shares of Omega Common Stock (before taking into account the shares of Omega Common Stock to be issued to Transferors pursuant to this Agreement and the 1,000,000 shares to be issued pursuant to the private placement contemplated by Section 6.8 above).

     6.12 Filing of Tax Returns and SEC Reports.  Acquiror shall have filed
          -------------------------------------
all federal, state and other income tax returns with the appropriate agencies and all periodic, current and other reports and filings with the Securities and Exchange Commission and any applicable securities exchange or self-regulatory agency which it is required to file prior to Closing.

     6.13 Settlement of Pending Lawsuit.  The litigation described in
          ------------------------------
Schedule 3.11 shall be settled on terms and conditions acceptable to
-------------
Transferors.

                                  ARTICLE VII

             Conditions Precedent to Acquiror's Obligation to Close
             ------------------------------------------------------

     Acquiror's obligations to acquire the HSI Shares and Primenergy Shares in exchange for shares of Omega Common Stock and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

     7.1 Accuracy of Representations.  All of Transferors' representations and
         ---------------------------
warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     7.2 Transferors'  Performance.
         -------------------------

          (a) All of the covenants and obligations that Transferors are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (b) Transferors shall have delivered certificates evidencing their shares of the common stock of the Companies duly endorsed for transfer to the Acquiror.

     7.3 Consents.  Each of the Consents identified in Schedule 2.2 must have
         --------                                      ------------
been obtained and must be in full force and effect.

     7.4 Additional Documents.  Transferors must have caused the following
         --------------------
documents to be delivered to Acquiror:

          (a) an opinion of Conner & Winters, a Professional Corporation, dated the Closing Date, covering such matters as Acquiror and its counsel shall reasonably request; and

          (b) such other documents as Acquiror may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
     Section 6.4(a), (ii) evidencing the accuracy of any representation or warranty of Transferors, (iii) evidencing the performance by Transferors of, or the compliance by Transferors with, any covenant or obligation required to be performed or complied with by Transferors, (iv) evidencing the satisfaction of any condition referred to in this Article VII, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

     7.5 No Injunction.  There must not be in effect any legal requirement or
         -------------
Order that (a) prohibits the exchange of the HSI Shares and/or Primenergy Shares by Transferors to Acquiror or the issuance by Acquiror of the shares of Omega Common Stock to the Transferors as provided for in this Agreement, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                                  ARTICLE VIII

                                  Termination
                                  -----------

     8.1 Termination Events.  This Agreement may, by notice given prior to or
         ------------------
at the Closing, be terminated:

          (a) by either Transferors or Acquirors if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

          (b) (i) by Transferors if any of the conditions in Article VI has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Transferors to comply with its obligations under this Agreement) and Transferors have not waived such condition on or before the Closing Date; or (ii) by Acquirors, if any of the conditions in Article VII has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquirors to comply with its obligations under this Agreement) and Acquiror has not waived such condition on or before the Closing Date;

          (c) by mutual consent of Transferors and Acquiror; or

          (d) by either Transferors or Acquiror if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 30, 1998, or such later date as the parties may agree upon.

     8.2 Effect of Termination.  Each party's right of termination under
         ---------------------
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.8 and 10.9 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE IX

                          Indemnification and Remedies
                          ----------------------------

     9.1 Survival; Right to Indemnity Not Affected by Knowledge.  All
         ------------------------------------------------------
representations, warranties, covenants, and obligations in this Agreement, including the Schedules and any supplements to the Schedules, any certificates
              ---------                            ---------
delivered pursuant to Sections 6.4(c) or 7.4(b), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

     9.2 Indemnification.
         ---------------

          (a) Transferors agree to protect, defend, indemnify, and hold harmless the Acquiror against and in respect of any and all loss, liability, deficiency, damage, cost, or expense, or actions in respect thereof (including reasonable legal fees and expenses) (collectively Losses), as and when incurred, occasioned by any knowing, willful or intentional breach, falsity, or failure of any of the representations, warranties, or covenants of the Transferors herein contained, or contained in any other document executed and delivered by the Transferors to the Acquiror in connection with this Agreement. The liability and obligations of the Transferors under this Article IX shall be several and not joint and each Transferor shall be liable and responsible for that portion of the total obligation and liability of all Transferors hereunder that is equal to the percentage of the shares of Omega Common Stock issued to such Transferor on the Closing Date pursuant to this Agreement bears to the total number of shares of Omega Common Stock issued to all Transferors on the Closing Date pursuant to this Agreement.

          (b) Shapansky agrees to protect, defend, indemnify, and hold harmless Transferors against and in respect of (i) any and all Losses as and when incurred, occasioned by any breach, falsity or failure of any of the representations, warranties, or covenants of Acquiror herein contained, or contained in or any other document executed and delivered by Acquiror to Transferors in connection with this Agreement, and (ii) if not otherwise covered by item (i) hereof, any taxes due and any penalties, interest, costs and charges incurred in connection with the preparation and filing of any tax returns after closing that cover any periods prior to Closing.

          (c) Promptly after receipt by Acquiror or Transferors of notice of the commencement of any action, proceeding, or investigation in respect of which indemnity or reimbursement may be sought as provided above, such party (the "Indemnitee") shall notify the party from whom indemnification is claimed (the "Indemnitor"), but the failure of such Indemnitee to notify the Indemnitor with respect to a particular action, proceeding, or investigation shall not relieve the Indemnitor from any obligation or liability (i) which it may have pursuant to this Agreement if the Indemnitor is not substantially prejudiced by the failure to notify or (ii) which it may have otherwise than pursuant to this Agreement. The Indemnitor shall promptly assume the defense of the Indemnitee with counsel reasonably satisfactory to the Indemnitee, and the fees and expenses of such counsel. shall be at the sole cost and expense of the Indemnitor. The Indemnitee will cooperate with the Indemnitor in the defense of any action, proceeding, or investigation for which the Indemnitor assumes the defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any such action, proceeding, or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the Indemnitor has agreed to pay such fees and expenses, (ii) the Indemnitor shall have failed promptly to assume the defense of such action, proceeding, or investigation and employ counsel reasonably satisfactory to the Indemnitee, or (iii) in the reasonable judgment of the Indemnitee there may be one or more defenses available to the Indemnitee which are not available to the Indemnitor with respect to such action, claim, or proceeding, in which case the Indemnitor shall not have the right to assume the defense of such action, proceeding, or investigation on behalf of the Indemnitee. The Indemnitor shall not be liable for the settlement by the Indemnitee of any action, proceeding, or investigation effected without its consent, which consent shall not be unreasonably withheld. The Indemnitor shall not enter into any settlement in any action, suit, or proceeding to which the Indemnitee is a party, unless such settlement includes a general release of the Indemnitee with no payment by the Indemnitee of consideration.

     9.3 Time Limitation.  If the Closing occurs, no Indemnitor will have any
         ---------------
liability (for indemnification or otherwise) with respect to any claim under this Article IX (other than any claim for a breach of representations or warranties of Transferors contained in Section 2.11 or, as it may apply to any environmental laws, statutes or regulations, Section 2.15, and of Acquiror in Sections 3.13, 3.23, or, as it may apply to any environmental laws, statutes or regulations, Section 3.17) unless on or before one year from Closing an Indemnitee notifies all Indemnitors of the claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Indemnitee. The time period within which to assert any claims hereunder with respect to tax matters shall be the date of the expiration of the period of limitations within which the taxing authority must assert a claim or assessment against the Companies, in the case of any breach of Section 2.11, or Acquiror, in the case of any breach of Section 3.13. There shall be no termination of the time in which a claim for indemnification may be asserted hereunder with respect to any breach of any representation or warranty relating to any environmental liability or claim.

     9.4 Limitations on Amount.  Indemnitors hereunder will have no liability
         ---------------------
(for indemnification or otherwise) with respect to the matters described in this
Article IX until the total of all Damages with respect to such matters exceeds $10,000, and then only for the amount by which such amounts for which Indemnitors would otherwise be liable exceed $10,000. However, this Section 9.4 will not apply to any breach of any representations and warranties of which the Indemnifying Party or any Related Person had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnitor or, in the case of the Acquiror, Shapansky, of any covenant or obligation, and Indemnitors will be liable for all damages with respect to such breaches.

     9.5 Remedies.  The provisions of this Article IX shall not limit or impair
         --------
any right or remedy arising from any breach of this Agreement. In addition to any other remedy provided by law or equity, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party shall be entitled to the specific performance by the other of its obligations hereunder. All remedies, whether under this Agreement, or by law or as may otherwise be afforded to the Acquiror, Transferors or the Company, as the case may be, shall be cumulative.

                                   ARTICLE X

                                 Miscellaneous
                                 -------------

     10.1 Communications.  All notices or other communications hereunder
          --------------
shall be in writing and shall be given by registered or certified mail (postage prepaid and return receipt requested), by an overnight courier service which obtains a receipt to evidence delivery, or by telex or facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth below:

          If to the Company and/or Transferors:

               Heater Specialists, Inc.
               3171 N. Toledo Ave.,
               Tulsa, OK  74115
               Primenergy, Inc.
               3172 N. Toledo Ave.,
               Tulsa, OK  74115

          With a copy to:

               Lynnwood R. Moore, Jr., Esq.
               Conner & Winters
               A Professional Corporation
               3700 First Place Tower
               15 East Fifth Street
               Tulsa, Oklahoma 74103

          If to Acquiror:

               Omega Development, Inc.
               9422 South College Place, Suite 222
               Tulsa, Oklahoma 74137

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications sent by overnight courier service shall be deemed to have been given as of the next business day after delivery thereof to such courier service, those given by telex or facsimile transmission shall be deemed given when sent, and all notices and other communications sent by mail shall be deemed given as of the third business day after the date of deposit in the United States mail.

     10.2 Amendments and Waivers.  Neither this Agreement nor any term
          ----------------------
hereof may be changed or waived (either generally or in a particular instance and either retroactively or prospectively) without a writing among the parties.

     10.3 Delays or Omissions; Waiver.  No delay or omission to exercise
          ---------------------------
any right, power, or remedy accruing to Transferors, the Company, or the Acquiror upon any breach or default by the other under this Agreement shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

     10.4 Entire Agreement.  This Agreement (together with the exhibits
          ----------------
attached hereto) contains the entire understanding of the parties with respect to their respective subject matter and all prior negotiations, discussions, commitments, and understandings heretofore had between them with respect thereto are merged herein and therein.

     10.5 Headings.  All article and section headings herein are inserted
          --------
for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

     10.6 Counterparts; Governing Law.  This Agreement may be executed in
          ---------------------------
any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to conflict of laws.

     10.7 Further Actions.  At any time and from time to time, each party
          ---------------
agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

     10.8 Expenses.  Except as otherwise expressly provided in this
          --------
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Acquiror will not incur any expenses in connection with this Agreement in excess of $5,000.00. Any expenses of Acquiror in excess of such amount shall be paid by Shapansky and/or other persons who are shareholders of the Company prior to Closing without any right of reimbursement or recovery from Acquiror after the Closing. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     10.9 Confidentiality.  Between the date of this Agreement and the
          ---------------
Closing Date, the parties hereto will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of HSI, Primenergy and Acquiror to maintain in confidence, and not use to the detriment of another party or HSI or Primenergy any written, oral, or other information obtained in confidence from another party or HSI or Primenergy in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

     IN WITNESS WHEREOF, this Agreement has been duly executed on the date hereinabove set forth.

Acquiror:

OMEGA DEVELOPMENT, INC., a
Nevada corporation



By  /s/A. Paul Shapansky
    -------------------------
A. Paul Shapansky, President


Transferors:

Don R. Mellott Trust UID 22/nd/ day of May, 1995



By:     /s/Don Mellott
    -------------------------
Name:      Don Mellott
    -------------------------
Title:     Trustee
    -------------------------

Janet K. Mellott Trust UID 22/nd/ day of May, 1995



By:     /s/Janet Mellott
    -------------------------
Name:      Janet Mellott
    -------------------------
Title:     Trustee
    -------------------------

Don Hartman Little Revocable Living Trust UTA Dated January 16/th/, 1996



By:     /s/Don Little
    -------------------------
Name:      Don Little
    -------------------------
Title:     Trustee
    -------------------------

Wanza Lavoyce Little Revocable Living Trust UTA Dated January 16/th/, 1996



By:     /s/Lavoyce Little
    -------------------------
Name:      Lavoyce Little
    -------------------------
Title:     Trustee
    -------------------------


        /s/William Alan Jackson
--------------------------------------
William Alan Jackson, an individual



        /s/Seth Anderson
--------------------------------------
Seth Anderson, an individual



        /s/Darrell L. Raymond
--------------------------------------
Darrell L. Raymond, an individual



        /s/James H. Dorough
--------------------------------------
James H. Dorough, an individual



        /s/A. Paul Shapansky
--------------------------------------
Paul Shapansky, an individual (joining in this agreement for the purposes of
Article IX hereof only)